Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Amendment No. 8 to the Registration Statement of AiXin Life International, Inc. (the “Company”) on Form S-1 of our report dated April 5, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, on our audits of the consolidated financial statements of the Company as of and for the years ended December 31, 2023 and 2022, respectively, which report was included in the Annual Report on Form 10-K of the Company filed April 8, 2024.

/s/ KCCW Accountancy Corp.

Diamond Bar, California

April 15, 2025